Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NUBIA BRAND INTERNATIONAL CORP.

Nubia Brand International Corp., a corporation organized and existing under the by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.	The name of the corporation is Nubia Brand International Corp. The corporation was originally incorporated pursuant to the DGCL on June 14, 2021.

2.	The date of filing of the corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 14, 2021 and the date of filing the corporation’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was March 10, 2022 (the “Amended and Restated Certificate of Incorporation”).

3.	The Board of Directors of the corporation has duly adopted resolutions setting forth proposed amendments to the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the corporation and its stockholders and authorizing the appropriate officers of the corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment are substantially as follows:

RESOLVED, that Section 9.1(c) is hereby added to Article IX of the Amended and Restated Certificate of Incorporation as follows:

“(c) In the event that the Corporation has not consummated an initial Business Combination within 18 months from the date of the closing of the Offering (the “Combination Period”), upon the Corporation’s or Sponsor’s request, the Corporation may extend the Combination Period by up to six months on a monthly basis, but in no event to a date later than December 15, 2023 (or, in each case, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date, the next date upon which the Office of the Delaware Division of Corporations shall be open); provided that the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with.”

4.	That thereafter, said amendment was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed this day of June 14, 2023.

/s/ Jaymes Winters
Name:	Jaymes Winters
Title:	Chief Executive Officer